Exhibit 16

June 13, 2002


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D. C.  20549

Ladies and Gentlemen:

We have read the first four paragraphs included in Item 4 of the Form 8-K dated June 13, 2002 of Omnicom Group Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,


/s/ ARTHUR ANDERSEN LLP


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